Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SouthWest Water Company

We consent to the incorporation by reference in the registration statements (Nos. 333-77881, 333-35252, 333-63196, 333-69662, 333-70194, 333-106506, 333-111586, 333-121426 and 333-133399) on Form S-3 and (Nos. 333-18513, 333-38935, 333-39506, 333-39508, 333-109444, 333-117713 and 333-134575) on Form S-8 of SouthWest Water Company of our report dated May 20, 2008 with respect to the statement of assets acquired and liabilities assumed of the Riverview Wastewater System acquired on January 31, 2008, and the statements of revenues and direct expenses for the years ended December 31, 2007 and 2006, which report appears in the May 20, 2008 8-K/A (Amendment No. 2) of Southwest Water Company.

/s/ Barfield Murphy Shank & Smith, P.C.

Birmingham, Alabama

May 20, 2008